Exhibit 5.1
April 21, 2010
Cascades Inc.
404 Marie-Victoria Blvd.
Kingsey Falls, Quebec,
Canada J0A 1B0
Re:	U.S. $500,000,000 aggregate principal amount of 7 3/4% Senior Notes due 2017 and U.S. $250,000,000 aggregate principal amount of 7 7/8% Senior Notes due 2020 of Cascades Inc.
Ladies and Gentlemen:
     We have acted as U.S. counsel to Cascades Inc., a Quebec corporation (the “Company”), in connection with the issuance and exchange (the “Exchange Offer”) of up to (i) U.S. $500,000,000 aggregate principal amount of the Company’s 7 3/4% Senior Notes due 2017 (the “2017 Exchange Notes”) for an equal principal amount of the Company’s 7 3/4% Senior Notes due 2017 outstanding on the date hereof (the “Original 2017 Notes”), to be issued pursuant to the Indenture, dated as of December 3, 2009 (as amended or supplemented, the “2017 Indenture”), by and among the Company, as issuer, the Company’s subsidiaries listed on Annex A hereto (the “Covered Subsidiary Guarantors”) and Annex B hereto (the “Other Subsidiary Guarantors”) and The Bank of Nova Scotia Trust Company, as trustee (the “Trustee”), and (ii) U.S. $250,000,000 aggregate principal amount of the Company’s 7 7/8% Senior Notes due 2020 (the “2020 Exchange Notes,” and together with the 2017 Exchange Notes, the “Exchange Notes”) for an equal principal amount of the Company’s 7 7/8% Senior Notes due 2020 outstanding on the date hereof (and together with the Original 2017 Notes, the “Original Notes”), to be issued pursuant to the Indenture, dated as of December 23, 2009 (as amended or supplemented and together with the 2017 Indenture, the “Indentures”), by and among the Company, as issuer, the Covered Subsidiary Guarantors, the Other Subsidiary Guarantors, (the Other Subsidiary Guarantors and the Covered Subsidiary Guarantors are collectively referred to as the “Subsidiary Guarantors”) and the Trustee. The Original Notes are, and the Exchange Notes will be, guaranteed (each, a “Subsidiary Guarantee”) on a joint and several basis by the Subsidiary Guarantors.
     In connection with the opinions expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinions. Based upon the foregoing and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that:

Cascades Inc.
April 21, 2010

1.	when the Registration Statement on Form F-4, (the “Registration Statement”), relating to the Exchange Offer has become effective under the Securities Act of 1933 and the Exchange Notes are executed by the Company, authenticated by the Trustee in accordance with the Indentures and delivered in accordance with the terms of the Exchange Offer in exchange for the Original Notes, the Exchange Notes will constitute valid and binding obligations of the Company,

2.	when the Subsidiary Guarantees of the Exchange Notes (the “Exchange Guarantees”) of each Covered Guarantor, are executed by such Covered Guarantors and delivered in accordance with the Exchange Offer in exchange for the Subsidiary Guarantees of the Original Notes (collectively, the “Outstanding Guarantees”) of such Covered Guarantor, the Exchange Guarantees of each Covered Guarantor will constitute valid and binding obligations of such Covered Guarantor, and

3.	when the Exchange Guarantees of each Other Guarantor are executed by such Other Guarantors and delivered in accordance with the Exchange Offer in exchange for Outstanding Guarantees of such Other Guarantor, the Exchange Guarantee of each Other Guarantor, will constitute a valid and binding obligation of such Other Guarantor.
     The opinions set forth above are subject to the following limitations, qualifications and assumptions:
     For purposes of the opinions expressed herein, we have assumed that the Trustee has authorized, executed and delivered each Indenture and that each Indenture is the valid, binding and enforceable obligation of the Trustee.
     For purposes of our opinion set forth in paragraph 3 with respect to the Exchange Guarantees of the Other Guarantors, we have assumed that (a) each Other Guarantor is a corporation or limited liability company existing and in good standing under the laws of its jurisdiction of organization, and has all requisite power and authority, obtained all requisite organizational, third-party and governmental authorizations, consents and approvals and made all filings and registrations required to enable it to execute, deliver and perform its Exchange Guarantee, (b) such execution, delivery and performance did not and will not violate or conflict with any law, rule, regulation, order, decree, judgment, instrument or agreement binding upon or applicable to it or its properties, and (c) the Exchange Guarantee of each Other Guarantor has been duly executed by such Other Guarantor and constitutes a valid and binding obligation of such Other Guarantor under the laws of its jurisdiction of organization.
     The opinions expressed herein are limited by (i) bankruptcy, insolvency, reorganization, fraudulent transfer and fraudulent conveyance, voidable preference, moratorium or other similar laws, and related regulations and judicial doctrines from time to time in effect relating to or affecting creditors’ rights and remedies generally, and (ii) general equitable principles and public

Cascades Inc.
April 21, 2010

policy considerations, whether such principles and considerations are considered in a proceeding at law or in equity.
     For purposes of our opinions insofar they relate to the Subsidiary Guarantors, we have assumed that the obligations of each of the Subsidiary Guarantors under the Exchange Guarantees are, and would be deemed by a court of competent jurisdiction to be, in furtherance of its corporate purposes, or necessary or convenient to the conduct, promotion or attainment of the business of the respective Subsidiary Guarantor and will benefit the respective Subsidiary Guarantor, directly or indirectly.
     The opinions expressed herein are limited to the laws of the State of New York, the laws of the Commonwealth of Pennsylvania and the General Corporation Law of the State of Delaware, including all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws, in each case as currently in effect, and we express no opinion or view as to the effect of any other law of the State of Delaware or the laws of any other jurisdiction on the opinions expressed herein.
     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to Jones Day under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.
Very truly yours,

/s/ Jones Day

ANNEX A

State or Other Jurisdiction of
Name of Covered Guarantor	Incorporation or Organization
Cascades Auburn Fiber Inc.	Delaware
Cascades Boxboard Group – Connecticut LLC	Delaware
Cascades Boxboard U.S., Inc.	Delaware
Cascades Delaware LLC	Delaware
Cascades Energy Initiative Inc.	Delaware
Cascades Enviropac HPM LLC	Delaware
Cascades Fine Papers Group (USA) Inc.	New York
Cascades Plastics Inc.	Delaware
Cascades SPG Sales Inc.	Delaware
Cascades Tissue Group – Arizona Inc.	Delaware
Cascades Tissue Group – Maryland LLC	Delaware
Cascades Tissue Group – New York Inc.	Delaware
Cascades Tissue Group – Oregon Inc.	Delaware
Cascades Tissue Group – Pennsylvania Inc.	Delaware
Cascades Tissue Group – Sales Inc.	Delaware
Cascades Tissue Group – Tennessee Inc.	Delaware
Cascades Tissue Group – Wisconsin Inc.	Delaware
Cascades USA Inc.	Delaware
Dopaco, Inc.	Pennsylvania
Dopaco Limited Partnership	Delaware
Dopaco Pacific LLC	Delaware
Norampac Delaware LLC	Delaware
Norampac Finance US Inc.	Delaware
Norampac Holding US Inc.	Delaware
Norampac Industries Inc.	New York
Norampac New York City Inc.	New York
Norampac Schenectady Inc.	New York
W.H. Smith Paper Corporation	New York

ANNEX B

State or Other Jurisdiction of
Name of Other Guarantor	Incorporation or Organization
Cascades Canada Inc.	Canada
Cascades Fine Papers Group Inc.	Canada
Cascades Moulded Pulp, Inc.	North Carolina
Cascades Paperboard International Inc.	Canada
Cascades Tissue Group – IFC Disposables Inc.	Tennessee
Cascades Tissue Group – North Carolina Inc.	North Carolina
Cascades Tenderco Inc.	Canada
Cascades Transport Inc.	Canada
Conference Cup Ltd.	Ontario, Canada
Dopaco Canada, Inc.	Canada
Garven Incorporated	Ontario, Canada
Kingsey Falls Investments Inc.	Canada
Norampac Export Sales Corp.	Nevada
Norampac New England Inc.	Massachusetts
7251637 Canada Inc.	Canada